Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

iGATE Corporation

Pittsburgh, Pennsylvania

We hereby consent to the incorporation by reference into this Registration Statement of our report dated March 17, 2008, except Note 4 dated February 16, 2009 (February 3, 2010 as to the effects of the retrospective adoption of Statement of Financial Accounting Standards No. 160 as described in Note 1 to the consolidated financial statements), relating to the consolidated financial statements and schedule of iGATE Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

We also consent to the reference to us under the caption “Experts” in the Registration Statement initially filed by iGATE Corporation on October 21, 2009 that is incorporated by reference into this Registration Statement.

/s/ BDO Seidman, LLP

Milwaukee, Wisconsin

April 21, 2010